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                                                                   Exhibit 10.31



AN AGREEMENT made the 12th day of November, 1997

BETWEEN:                   COMMONWEALTH WATER LTD.
                           A Bahamian Company ("CW")

AND:                       RAV BAHAMAS LTD.
                           A Bahamian Company carrying on business: as Bimini Bay Resort ("the Customer")

WHEREAS

A. The Customer is desirous of obtaining a supply of potable water Water") to its development known as Bimini Bay Resort ("the Property")

B. The Customer intends to enter into an agreement ("the WSC Agreement") with the Water & Sewerage Commission of the Government of the Commonwealth of the Bahamas ("Government") for the supply of Water for the islands of North Bimini and South Bimini excluding Bimini Bay Resort.

C. The parties have agreed that CW will be the exclusive vehicle to be used for the provision of potable water to any other area of the Commonwealth of the Bahamas.

THE PARTIES AGREE that:

1. The Customer shall assign to CW all its rights and obligations under the WSC Agreement. CW will supply Water to Government in accordance therewith.

2. Not later than ninety (90) days from the date of this Agreement ("the Effective Date") CW will commence to supply Water by pipe to the Property and to Government on the terms and conditions specified in this Agreement.

         To that end, CW will, inter alia, provide for the following items:





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         a)       Water supply wells

         b)       Brine water disposal wells

         c) Buildings, plant and machinery necessary to provide all required gallonage of Water during the pendency of this Agreement.

         d) Back-up power supply for the distribution pumps and fuel to operate the same

         e) De-oderizing equipment and chemicals to meet the Customer's reasonable requirements as to odor elimination

         f) Potable Water storage facilities for a minimum of three days of maximum production together referred to as "the Plant"

3. CW will bill the Customer monthly for Water. The Customer must pay invoices in full on the later of:

         a)       ten (10) days after the invoice date, or

         b) the 25th day of the month following the month to which the invoice relates.

         CW will bill Government in accordance with the terms of the WSC
         Agreement

4. CW must supply at least one main meter for Water supplied to the Property and one main meter for Water supplied to Government in accordance with Clause 9.

         CW will bill the Customer and Government based on the readings of the main meters.

         The Customer and Government may supply and install individual meters within the Property and the remainder of the islands of North and South Bimini but it will be their responsibility to deal with any tenants, guests or individual property owners.



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5.       CW need not supply Water either to the Customer or to Government if:-

         a) The Customer or Government does not pay the charges payable by either of them under this Agreement by the due date.

         b) This Agreement cannot be carried out because of force majeure which includes , without limitation, hurricane, windstorm, fire, flood or other acts of God, accident, explosion, war, strike, lockout, labour trouble, expropriation by Governmental authority, regulation, orders or requests of Governmental agencies or inability by the exercise of reasonable diligence to obtain supplies, materials or power.

6. The Customer will convey to CW the land on which the Plant is situated ("the Land") and CW will issue as consideration therefor that number of shares of CW which equal 20% of the issued shares of CW.

         The Customer will give CW such rights of access to the Land as are necessary for constructing, maintaining and operating the Plant BUT CW must repair any damage done by its servants or agents in the exercise of those rights of access.

7.       (a)      The Customer must pay CW at its offices for Water supplied at the rates specified in the Schedule and in this Agreement adjusted annually as provided in Clause 12 of this Agreement.
                  Commencing twelve (12) months after the effective date the Customer will be subject to minimum monthly charges specified in the Schedule.

         (b) Subject to clause 17 the Customer must pay the minimum monthly charges even if it makes no use at all of CW's supply of Water or if it uses less than the specified minimum quantity per month.



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8.       The Plant provided by CW shall be capable of producing the following volumes of Water:-

         a) During the six calendar months following the Effective Date - 50,000 United States gallons per day;

         b) Thereafter 100,000 United States Gallons per day for the customer.

         c)       The gallonage required by Government pursuant to the WSC
                  Agreement.

         d) No later than one hundred and eighty (180) days after first receiving notice from the Customer, that gallonage per day requested by the Customer.

9. CW must furnish, fix and maintain in good repair meters for determining the quantity of water used by the Customer or Government. If any meter is damaged by the Customer or Government, or their servants or invitees, CW must repair or replace the meter but at the Customer's or Government's expense as the case may be. CW will charge the Customer or Government for Water used based on the average Water consumption of the previous twelve (12) months when the defective meter was working pro rata for the period when the meter was not recording.

10. Subject as stated in the Schedule, CW must deliver Water to the Property and to Government on terms and conditions set out in this Agreement.

11. The quality of water that CW supplies must be within the present standards established by the American Water Works Association (AWWA) guidelines for potable water but must not exceed a maximum of 417 mg./L total dissolved solids with a pH of between 7.0 and 7.5 at any given time, as well as meeting, if not exceeding, the minimum water quality standards for the Government of the Bahamas and the World Health Organization (WHO).


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12.      CW will adjust its charges per 1,000 United States gallons, as set out in the Schedule, as follows:-

         (a) On January 1 in each year the water charge per 1,000 US gallons to be supplied in that calendar year will be adjusted to the figure obtained by reference to the following formula:

                       US$4.35 X USPPIL + US$3.40 X BCPIL
                       ----------------   ---------------
                            USPPI96           BCP196

                  For the purposes of this clause:

         USPPIL is the United States Producer Price Index for Industrial Commodities as at the preceding September 30th and USPPI96 is that index at September 30, 1996, and

         BCPIL is the Bahamas Consumer Price Index at the preceding September 30th and BCP196 is that index at September 30, 1996 BUT if the Bahamas Government does not produce a Consumer Price Index at any relevant date, the United States Government Consumer Price Indices must be used.

         (b) Monthly, as an Energy Adjustment Factor in respect of any change in the cost of electricity by reference to the following formula:

                              EAF = 16 x (ET - EB)

                  For the purpose of this clause:

         EAF is the US$ amount to be added to or subtracted from the Water Tariff Base Rate per 1,000 United States gallons.

         ET is the average cost in US$ per KWH of electricity during the previous month.

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         EB is US$0.17 being the cost of electricity per KWH as at the date of this Agreement.

13. From the Effective Date CW will supply Water to the storage facilities, presently of at least one million US gallons capacity provided by the Customer.

         The Customer may cease to provide storage facilities for CW upon giving 160 days written notice of his intention so to do whereupon CW will construct new storage facilities of at least that capacity on the Land.

14. All pipes for Water supply beyond the main meters referred to in clause 4 will be the responsibility of the Customer or Government as the case may be.

         The Customer and Government must, at their expense, install a lock down shut off type valve on their side of their meter.

         The design of the Water distribution system on the Property and drawings of its reticulation system shall be undertaken and provided by CW in accordance with the requirements of the Water and Sewerage Commission of the Bahamas and the Customer shall supply necessary topographical and/or aerial surveys to CW for this purpose.

15. Notwithstanding that CW has connected any Water supply to a hydrant or sprinkler system on the Property, it is expressly agreed that CW will be under no obligation to provide Water for fire fighting purposes, at any time whatever or under any circumstances, and will only supply Water for those purposes if it is able to do so, and will not be liable for any damage to the Property whatever caused by fire or any related cause.

16. Subject to Clause 10, the term of this Agreement is 10 years from the Effective Date, renewable for like periods of time at the option of the Customer upon not less than six months notice.


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17.      In the event that CW fails to supply the volumes set out in Clause 8 or fails to meet the quality requirements set out in Clause 11 and fails to remedy any breach of its obligations under those clauses within a reasonable time after the Customer has given written notice to CW, the Customer may require CW to vacate the Land and the Plant and may operate the Plant itself or appoint some other person to operate it.

         In the event that the Customer exercises its rights under this clause, the Land and the Plant shall be valued by three (3) qualified valuers, one appointed by the Customer, one by CW and a third agreed on by the two (2) so appointed. The Customer and CW shall accept the agreed valuation (which shall exclude any amount attributable to or in respect of goodwill whether arising from the existence of this Agreement or otherwise, but shall be determined as if the Land and the Plant form a unit of production) and within a period of one year from the date of the valuation the Customer shall pay the amount thereof to CW whereupon neither party shall have any further claim against the other.

18. This Agreement shall be construed in accordance with the Laws of the Commonwealth of the Bahamas.


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                                    SCHEDULE

Minimum Water pressure 30 lbs per square inch

WATER TARIFF BASE RATE
----------------------

Rate applies to volume supplied in the billing period

Water charge                           -  US$7.75 per 1,000 US
gallons

MINIMUM MONTHLY VOLUME CHARGE
-----------------------------

For the first twelve (12) calendar
months after the Effective Date        -  Nil

Thereafter                             -  80% of the volume specified by the
                                          customer as per clause 8 multiplied
                                          by the number of days in the calendar
                                          month



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Signed by the CUSTOMER                    RAV BAHAMAS LTD
in the presence of:



/s/ S. Bodie                              /s/ Gerardo Capo
-----------------------------------       --------------------------------------


Signed on behalf of                       COMMONWEALTH WATER LTD
in the presence of:



/s/ J.M. Parker                           Per /s/  Peter D. Ribbins
-----------------------------------           ----------------------------------



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MEMORANDUM UNDERSTANDING

The parties hereto, Commonwealth Water Limited, a Bahamian company and Cayman Water Company Limited, a Cayman company, and/or assigns, and RAV Bahamas Ltd., a Bahamian company, and/or assigns, do hereby enter into this Memorandum of Understanding this 12 Day of November, 1997.

The parties recognize that on the date thereof they have agreed upon Articles of Association for Commonwealth Water Limited, and a water distribution agreement for the supply of water to the Island of North Bimini in the Commonwealth of the Bahamas and that further RAV Bahamas Ltd. and Cayman Water Company Limited are the initial shareholders of Commonwealth Water Limited.

To further recognize and clarify prior agreements contained in Letters of Intent, and/or Understanding dated 21 April, 1997 and 16 October, 1997 the parties agree to the following:-

1) The convertibility feature granted unto RAV Bahamas, and/or assigns, to convert their shares of stock of Commonwealth Water Limited into shares of stock of Cayman Water Company Limited, which is a publicly traded company on the NASDAQ stock exchange, as described in the Letter of Understanding of 16 October, 1997, is hereby adopted and incorporated herein and a true copy of said letter of 16 October, 1997 is attached hereto.

2) That the initial capital contribution made by RAV Bahamas Ltd. and Cayman Water Company Limited as stated in the Letter of Intent of 21 April, 1997 will provide sufficient funds for the establishment of a water plant and support facilities (not including a storage tank(s)) which will be capable of producing 200,000 US gallons of potable water per day. Any funds required to increase production capacity will be provided or secured by Cayman Water Company Limited through either borrowing from third parties, institutional financing or retained earnings, all without in anyway diminishing the stock ownership position of RAV Bahamas Ltd. in Commonwealth Water Limited, with the proviso that said funds provided or secured by Cayman Water Company Limited shall be treated as a loan on the books and records of Commonwealth Water Limited. Should RAV Bahamas assist in providing said additional required funds and/or join in the borrowing of funds from third parties including institutional lenders, then RAV Bahamas will be credited with having made a shareholder loan on the books and records of Commonwealth Water Limited.



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In witness whereof the parties hereto have executed this Memorandum of
Understanding the day and date above written.




COMMONWEALTH WATER LIMITED




by: /s/ Peter D. Ribbins
    --------------------------------------
          Authorized signatory




CAYMAN WATER COMPANYY LIMITED



by: /s/ J.M. Parker
    --------------------------------------



RAV BAHAMAS LTD




by: /s/ Gerardo Capo
    -------------------------------------
              Gerardo Capo





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                                                                        CAYMAN
                                                                         WATER

16 October 1997




Mr. Anwer Sunderji
Chairman & C.E.O.
Fidelity Bank & Trust                                          FAX 242-326-3000
51 Frederick St.
Nassau, Bahamas

Dear Anwer,

In our telephone conversation last week you asked that we prepare agreements for signature.

A basic draft of our Supply Agreement was sent to Gerry some weeks ago. Attached is a final version, subject to your approval, "filling in the blanks" in the draft with information reflecting the position as we understand it.

As Jeff Parker advised you at your last meeting Commonwealth Water Limited (CW) was incorporated on 21 August 1997 but at the present it has only a brief, standard Memorandum and Articles of Association. Our Letter of Intent with Gerry dated 21 April 1997 sets out our understanding of how CW is to be funded and operated and, as a first step towards getting CW into shape we will send, by courier, revised articles which we propose should be adopted to replace the existing ones. We would appreciate any comments you may have and we will then have them vetted by a Bahamian lawyer to ensure they comply with the Law.

We will need to know the names, addresses and occupations of the persons who are to be directors appointed by RAV Bahamas Ltd. (RAV). The only other point from the Letter of Intent not yet covered is the basis of conversion option we will offer RAV. We have given this considerable thought. The object of the exercise, as we see it, is to keep us "all on the same side" and ensure that RAV benefits from the profitability which we hope the Bahamas will bring to a combined Cayman Water. We would therefore suggest a conversion option based on the following terms:-

1) The option can be exercised starting 3 years after the effective date of the Water Supply Agreement between CW and RAV.

2) At the time at which the option is exercised there must be in place a water supply agreement with RAV, or others to whom RAV has sold property, for total volumes and upon terms no less favorable to CW than the initial agreement, with at least five years to run to its expiry.

3) The formula for determining the number of Cayman Water shares which RAV would receive should be:-

         (AP * EPSCW * RAVCW) / CP = SHSCAY
         EPSCAY                                                        ....../2


CAYMAN WATER COMPANY LIMITED, PO BOX 1114, GRAND CAYMAN, BRITISH WEST INDIES,
TEL: (345) 945 4277, FAX: (345) 1945 4191, E-MAIL CWCO@CANDW.KV




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Mr. Anwer Sunderji
16 October 1997
page 2

WHERE:-

RAVCW   = Number of Commonwealth Water shares owned by RAV.

EPSCW   = Fully diluted Earnings per Share of Commonwealth Water for the preceding financial year as audited.

AP      = Average closing daily price of Cayman Water shares during the preceding financial year on the Nasdaq stock market.

EPSCAY = Fully diluted Earnings per share of Cayman Water for the preceding financial year as audited.

CP      = Closing daily price of Cayman Water shares on the Nasdaq stock market for the day on which notice to exercise is given.

SHSCAY  = Number of Cayman Water shares.

Let us know your thoughts on this formula.

Obviously we are going to have to "jump" when this deal starts to roll. We would come to the Bahamas to get the Company organization set up when we know we have a deal on the water supply.


Yours sincerely,
Cayman Water Company Limited




Peter Ribbins
President & C.O.O.



cc. G. Capo Esq.